EXHIBIT 2




                          AGREEMENT AND PLAN OF MERGER

                                      among

                    MUNCHENER RUCKVERSICHERUNGS-GESELLSCHAFT
                         AKTIENGESELLSCHAFT IN MUNCHEN,

                             PUMA ACQUISITION CORP.

                                       and

                             AMERICAN RE CORPORATION


                           Dated as of August 13, 1996







































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                                TABLE OF CONTENTS
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                                                                            Page
                                                                            ----


                                    ARTICLE I

                                   THE MERGER . . . . . . . . . . . . . . . .  2

     Section 1.1   The Merger . . . . . . . . . . . . . . . . . . . . . . . .  2
     Section 1.2   Effective Time . . . . . . . . . . . . . . . . . . . . . .  2
     Section 1.3   Effects of the Merger  . . . . . . . . . . . . . . . . . .  2
     Section 1.4   Certificate of Incorporation; By-laws  . . . . . . . . . .  2
     Section 1.5   Directors and Officers . . . . . . . . . . . . . . . . . .  3

                                   ARTICLE II

                   CONVERSION OF SHARES; STOCKHOLDERS MEETING . . . . . . . .  3

     Section 2.1   Conversion of Securities . . . . . . . . . . . . . . . . .  3
     Section 2.2   Treatment of Company Stock Options . . . . . . . . . . . .  3
     Section 2.3   Dissenting Shares and Section 262 Shares . . . . . . . . .  4
     Section 2.4   Surrender of Shares; Stock Transfer Books  . . . . . . . .  5
     Section 2.5   Stockholders Meeting . . . . . . . . . . . . . . . . . . .  6

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . .  7

     Section 3.1   Organization . . . . . . . . . . . . . . . . . . . . . . .  7
     Section 3.2   Capitalization . . . . . . . . . . . . . . . . . . . . . .  8
     Section 3.3   Corporate Authorization; Validity of Agreement; Company
                     Action . . . . . . . . . . . . . . . . . . . . . . . . .  9
     Section 3.4   Consents and Approvals; No Violations  . . . . . . . . . .  9
     Section 3.5   SEC Reports and Financial Statements . . . . . . . . . .   10
     Section 3.6   Absence of Certain Changes . . . . . . . . . . . . . . .   11
     Section 3.7   Information in Proxy Statement . . . . . . . . . . . . .   12
     Section 3.8   Employee Benefit Plans . . . . . . . . . . . . . . . . .   12
     Section 3.9   Compliance . . . . . . . . . . . . . . . . . . . . . . .   14
     Section 3.10  Absence of Litigation  . . . . . . . . . . . . . . . . .   14
     Section 3.11  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .   14
     Section 3.12  Opinion of Financial Advisors  . . . . . . . . . . . . .   15
     Section 3.13  Aetna Adverse Loss Agreement . . . . . . . . . . . . . .   15

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB  . . . . .   15

     Section 4.1   Organization . . . . . . . . . . . . . . . . . . . . . .   15
     Section 4.2   Corporate Authorization; Validity of Agreement;
                     Necessary Action . . . . . . . . . . . . . . . . . . .   16
     Section 4.3   Consents and Approvals; No Violations  . . . . . . . . .   16
     Section 4.4   Information in Proxy Statement . . . . . . . . . . . . .   17
     Section 4.5   Financing  . . . . . . . . . . . . . . . . . . . . . . .   17

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                                                                            Page
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                                    ARTICLE V

                                    COVENANTS . . . . . . . . . . . . . . .   17

     Section 5.1   Interim Operations of the Company  . . . . . . . . . . .   17
     Section 5.2   Access to Information  . . . . . . . . . . . . . . . . .   20
     Section 5.3   Consents and Approvals . . . . . . . . . . . . . . . . .   20
     Section 5.4   Employee Matters . . . . . . . . . . . . . . . . . . . .   21
     Section 5.5   No Solicitation  . . . . . . . . . . . . . . . . . . . .   22
     Section 5.6   Fiduciary Duties . . . . . . . . . . . . . . . . . . . .   23
     Section 5.7   Additional Agreements  . . . . . . . . . . . . . . . . .   23
     Section 5.8   Publicity  . . . . . . . . . . . . . . . . . . . . . . .   24
     Section 5.9   Notification of Certain Matters  . . . . . . . . . . . .   24
     Section 5.10  Directors' and Officers' Insurance and Indemnification .   24
     Section 5.11  Proxy Statement  . . . . . . . . . . . . . . . . . . . .   25
     Section 5.12  Certain Fees . . . . . . . . . . . . . . . . . . . . . .   25

                                   ARTICLE VI

                                   CONDITIONS . . . . . . . . . . . . . . .   26

     Section 6.1   Conditions to the Obligations of Each Party  . . . . . .   26
     Section 6.2   Conditions to the Obligations of Parent and Sub  . . . .   26
     Section 6.3   Conditions to the Obligations of the Company . . . . . .   27

                                   ARTICLE VII

                                   TERMINATION  . . . . . . . . . . . . . .   27

     Section 7.1   Termination  . . . . . . . . . . . . . . . . . . . . . .   27
     Section 7.2   Effect of Termination  . . . . . . . . . . . . . . . . .   29

                                  ARTICLE VIII

                                  MISCELLANEOUS . . . . . . . . . . . . . .   29

     Section 8.1   Costs and Expenses . . . . . . . . . . . . . . . . . . .   29
     Section 8.2   Financial Advisory Fees  . . . . . . . . . . . . . . . .   29
     Section 8.3   Amendment and Modification . . . . . . . . . . . . . . .   29
     Section 8.4   Nonsurvival of Representations and Warranties  . . . . .   30
     Section 8.5   Notices  . . . . . . . . . . . . . . . . . . . . . . . .   30
     Section 8.6   Interpretation . . . . . . . . . . . . . . . . . . . . .   31
     Section 8.7   Counterparts . . . . . . . . . . . . . . . . . . . . . .   31
     Section 8.8   Entire Agreement; No Third Party Beneficiaries . . . . .   31
     Section 8.9   Severability . . . . . . . . . . . . . . . . . . . . . .   31
     Section 8.10  Specific Performance . . . . . . . . . . . . . . . . . .   31
     Section 8.11  Governing Law  . . . . . . . . . . . . . . . . . . . . .   32
     Section 8.12  Assignment . . . . . . . . . . . . . . . . . . . . . . .   32
     Section 8.13  Consent to Jurisdiction  . . . . . . . . . . . . . . . .   32


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



                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

          AGREEMENT AND PLAN OF MERGER, dated as of August 13 1996, among MUNCHENER RUCKVERSICHERUNGS-GESELLSCHAFT AKTIENGESELLSCHAFT IN MUNCHEN, a German company ("Parent"), PUMA ACQUISITION CORP., a Delaware corporation and a wholly
          ------
owned subsidiary of Parent ("Sub"), and AMERICAN RE CORPORATION, a Delaware
                             ---
corporation (the "Company").
                  -------

          WHEREAS, the Board of Directors of the Company has (i) determined that the consideration to be paid for each outstanding share (collectively, the "Shares") of Common Stock, par value $.01 per share (the "Company Common
 ------                                                   --------------
Stock"), in the Merger (as defined in Section 1.1) is fair to and in the best
- -----
interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend approval of the Merger and this Agreement by such stockholders;

          WHEREAS, the Boards of Directors of Parent and Sub have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the Merger, upon the terms and subject to the conditions set forth herein;

          WHEREAS, as a condition and inducement to Parent's and Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and sub are entering into a Stockholders Agreement (the "Stockholders Agreement") with each of
                                    ----------------------
American Re Associates, L.P. and KKR Partners II, L.P. (collectively, the "Stockholders"), pursuant to which, among other things, the Stockholders,
 ------------
severally and not jointly, have agreed to vote the shares of Company Common Stock then owned by them in favor of the Merger provided for herein and have granted to Parent an option to purchase such shares of Company Common Stock, all on the terms and subject to the conditions set forth in the Stockholders Agreement, including the condition that all necessary regulatory approvals from the Delaware Department of Insurance and the New York State Department of Insurance shall have been obtained and shall be in full force and effect; and

          WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Stockholders Agreement in accordance with the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL");
                      ----

           NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Stockholders Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

          Section 1.1  The Merger.  Upon the terms and subject to the conditions
                       ----------
of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Sub
 ------
shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").
             ---------------------

          Section 1.2  Effective Time.  As soon as practicable after the
                       --------------
satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (the "Certificate of Merger") with the Secretary of State
                            ---------------------
of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as shall be agreed to in writing by the parties hereto and is specified in the Certificate of Merger) will be the "Effective
                                                                   ---------
Time".  On the second business day following the later to occur of the
- ----
satisfaction of the condition specified in Section 6.1(a) and the satisfaction of the condition specified in Section 6.1(e) (or such other date as the parties shall mutually agree), a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

          Section 1.3  Effects of the Merger.  The Merger shall have the effects
                       ---------------------
set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.4  Certificate of Incorporation; By-laws.  (a)  At the
                       -------------------------------------
Effective Time and without any further action on the part of the Company or Sub, the Certificate of Incorporation of the Company (as amended, the "Certificate of
                                                                  --------------
Incorporation") as in effect immediately prior to the Effective Time shall be
- -------------
the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

          (b) At the Effective Time and without any further action on the part of the Company or Sub, the By-laws of Sub shall be the By-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the







                                                   -2-

Certificate of Incorporation of the Surviving Corporation and as provided by law.

          Section 1.5  Directors and Officers.  The directors of Sub immediately
                       ----------------------
prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

                                   ARTICLE II

                   CONVERSION OF SHARES; STOCKHOLDERS MEETING

          Section 2.1  Conversion of Securities.  At the Effective Time, by
                       ------------------------
virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b)) and any Dissenting Shares (as defined in Section 2.3(a))) shall be cancelled, extinguished and converted automatically into the right to receive an amount equal to $65.00 per share in cash (the "Merger
                                                               ------
     Consideration") payable to the holder thereof, without interest, upon
     -------------
     surrender of the certificate that prior to the Merger represented such Share in the manner provided in Section 2.4, less any required withholding taxes.

          (b) Each Share held in the treasury of the Company and each Share owned by Parent, Sub or any other direct or indirect Subsidiary (as defined in Section 3.1) of Parent or of the Company, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c) Each share of common, preferred or other capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of identical common, preferred or other capital stock of the Surviving Corporation.

          Section 2.2  Treatment of Company Stock Options.  (a) Immediately
                       ----------------------------------
prior to the Effective Time, each then outstanding employee stock option and any related stock appreciation right and each then outstanding director stock option and any related stock appreciation right (collectively, a "Company Stock
                                                           --------------









                                                   -3-

Option"), whether or not then vested or exercisable, shall be (or, if not
- ------
previously vested and exercisable, shall become), consistent with the plans and agreements applicable to such Company Stock Options, vested and exercisable and such Company Stock Options immediately thereafter shall be cancelled by the Company, and (except to the extent such Company Stock Option is subject to an Option Deferral Agreement (as defined below)) each holder of a cancelled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter (or, if later, with respect to any Company Stock Option, the date six months and one day following the grant of such Company Stock Option) from the Company (and, if necessary, Parent shall provide funds to the Company sufficient for such payments) in consideration for the cancellation of such Company Stock Option an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Stock Option.

          (b) Parent shall be permitted, on or prior to the date 30 days following the date of this Agreement, to enter into agreements ("Option Deferral
                                                                 ---------------
Agreements") with one or more holders of Company Stock Options, whereby such
- ----------
holders may agree to the cancellation of a portion of their Company Stock Options immediately prior to the Effective Time in consideration for the right to receive, in lieu of the payments provided for in Section 2.2(a) above, certain amounts of compensation at a date or dates in the future as specified in the Option Deferral Agreements.

          Section 2.3  Dissenting Shares and Section 262 Shares.  (a)
                       ----------------------------------------
Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted into the right to
               -----------------
receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall
- --------  -------
have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.1(a) of this Agreement, without any interest thereon, less any required withholding taxes.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 received by the









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
Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

          Section 2.4  Surrender of Shares; Stock Transfer Books.  (a)  Prior to
                       -----------------------------------------
the Effective Time, Sub shall designate a bank or trust company (which shall be reasonably satisfactory to the Company) to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the Merger
                                           ------------
Consideration to which holders of Shares shall become entitled pursuant to
Section 2.1(a). When and as needed, Parent or Sub will make available to the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b). Such funds shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation, provided that such investments
                                               --------
shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker's acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $250 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise). Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

          (b) As soon as practicable after the Effective Time (but in no event more than five business days after the Effective Time), the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of
                                            ------------
transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

          (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

          Section 2.5  Stockholders Meeting.  Subject to Section 5.6, in order
                       --------------------
to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (a) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable after the date of this Agreement for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders Meeting")
                                                         --------------------
and (b) subject to Section 5.6, include in the proxy statement to be sent to the stockholders of the Company (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement") the recommendation of the Board
                              ---------------
of Directors that the stockholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Sub as follows:

          Section 3.1  Organization.  Each of the Company and its Subsidiaries
                       ------------
(as defined below) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          As used in this Agreement, the term "Subsidiary" means, with respect
                                               ----------
to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Section 3.1 of the Disclosure Schedule delivered by the Company to Parent on or prior to the date hereof (the "Disclosure Schedule") sets forth a complete list of the Company's Subsidiaries,
 -------------------
together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary.

          As used in this Agreement, "Material Adverse Effect" means any adverse
                                      -----------------------
change or effect that has had or will have a material adverse effect on the financial condition, results of operations or business of a person and its Subsidiaries, taken as a whole, but shall exclude any change or effect resulting from general economic conditions (including without limitation changes in interest rates), any occurrence or condition affecting the property and casualty insurance or reinsurance industry generally (including without limitation any change or proposed change in insurance laws or regulations in any jurisdiction), any reinsurance or insurance exposure relating to any catastrophe and, for purposes of Section 3.6 only, any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof.

          Section 3.2  Capitalization.  (a)  The authorized capital stock of the
                       --------------
Company consists of 250,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock. As of the date hereof, (i) 47,292,325 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) options to acquire an aggregate of 4,583,625 shares of Company Common Stock were outstanding pursuant to Company Stock Options and (iv) no shares of preferred stock were issued and outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company
                                                  -----------
or any of its Subsidiaries issued and outstanding. Except as set forth above, as set forth on Section 3.2(a) of the Disclosure Schedule, and for the transactions contemplated by this Agreement, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment.

          (b) Except as set forth in Section 3.2(b) of the Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever.

          (c) Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its

Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

          Section 3.3  Corporate Authorization; Validity of Agreement; Company
                       -------------------------------------------------------
Action.  (a)  The Company has full corporate power and authority to execute and
- ------
deliver this Agreement and, subject to obtaining the necessary approval of its stockholders as contemplated by Section 2.5 with respect to the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 2.5 with respect to the Merger, no other corporate action or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement, including, but not limited to, all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the Stockholders Agreement. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger.

          Section 3.4  Consents and Approvals; No Violations.  Except as set
                       -------------------------------------
forth in Section 3.4 of the Disclosure Schedule and for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (as defined herein), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR
                                                                       ---
Act"), all necessary approvals of the German Cartel Office, the Investment
- ---
Advisers Act of 1940, as amended, state securities or "blue sky" laws, state takeover laws, state and foreign insurance regulatory laws and commissions, and for the approval of this

Agreement by the Company's stockholders and the filing and recordation of the Certificate of Merger as required by the DGCL, neither the execution, delivery or performance of this Agreement nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency (a "Governmental Entity"), except where the failure to obtain such permits,
 -------------------
authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole and would not materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "Debt Instruments"), lease, license, contract,
                                 ----------------
agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "Company Agreement") or (iv) violate any order, writ,
                        -----------------
injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          Section 3.5  SEC Reports and Financial Statements.  (a)  The Company
                       ------------------------------------
has filed with the SEC and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since January 1, 1995 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and
                                                            ------------
the Securities Act of 1933, as amended (the "Securities Act") (as such documents
                                             --------------
have been amended since the time of their filing, collectively, the "Company SEC
                                                                     -----------
Documents").  As of their respective dates or, if amended, as of the date of the
- ---------
last such amendment, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents has been prepared from, and are in accordance with, the books and records of the Company and/or its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis
                                           ----
during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments).

          (b) The Annual Statements and Quarterly Statement of American Re-Insurance Company, a Delaware domiciled insurer and a wholly owned Subsidiary of the Company (the "Insurer"), as filed with the Department of Insurance for the
                  -------
State of Delaware (the "Delaware Insurance Department") for the years ended
                        -----------------------------
December 31, 1994 and December 31, 1995 (the "Annual Statutory Statements") and
                                              ---------------------------
the quarter ended March 31, 1996 (the "Quarterly Statutory Statement"),
                                       -----------------------------
respectively, together with all exhibits and schedules thereto (all Annual Statutory Statements and the Quarterly Statutory Statement, together with all exhibits and schedules thereto, are referred to as the "Statutory Financial
                                                        -------------------
Statements"), have been prepared in accordance with the accounting practices
- ----------
prescribed or permitted by the Delaware Insurance Department for purposes of financial reporting to the state's insurance regulators ("State Statutory
                                                          ---------------
Accounting Principles"), and such accounting practices have been applied on a
- ---------------------
basis consistent with State Statutory Accounting Principles throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements of the Insurer present fairly in all material respects the financial position and the results of operations for the Insurer and its Subsidiaries as of the dates and for the periods therein in accordance with State Statutory Accounting Principles. The Company has heretofore made available to Parent true and complete copies of the Statutory Financial Statements.

          Section 3.6  Absence of Certain Changes.  Since June 30, 1996, there
                       --------------------------
have not occurred (i) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or any of its Subsidiaries, other than regular quarterly cash dividends and dividends paid by wholly owned Subsidiaries; or (iii) any change by the Company or any of its

Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP or State Statutory Accounting Principles. Since January 1, 1996, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice.

          Section 3.7  Information in Proxy Statement.  The Proxy Statement (or
                       ------------------------------
any amendment thereof or supplement thereto), at the date mailed to the Company's stockholders and at the time of the Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by the Company
            --------  -------
with respect to statements made therein based on information supplied by Parent or Sub for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          Section 3.8  Employee Benefit Plans.  As of the date of this
                       ----------------------
Agreement: (a) there are no material employee or director benefit plans, arrangements, practices, contracts or agreements (including, without limitation, employment agreements, change of control employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the company, any of its Subsidiaries
                   -----
or any trade or business, whether or not incorporated (an "ERISA Affiliate"),
                                                           ---------------
that together with the Company would be deemed a "controlled group" within the meaning of section 4001(a)(14) of ERISA, or with respect to which the Company or any of its Subsidiaries has or may have a liability, other than those listed on
Section 3.8(a) of the Disclosure Schedule (the "Benefit Plans").  Except as
                                                -------------
disclosed in Section 3.8(a) of the Disclosure Schedule (or as otherwise permitted by this Agreement) neither the Company nor any ERISA Affiliate has adopted or announced any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would materially increase the liability of the Company or any ERISA Affiliate to any employee or terminated employee of the Company or any ERISA Affiliate.

          (b) With respect to each Benefit Plan except as disclosed on Schedule 3.8(b) of the Disclosure Schedule: (i) if intended to qualify under section 401(a), 401(k) or 403(a) of the Internal Revenue Code of 1986, as amended (the "Code"), such plan has received, or an application is pending for, a
 ----
determination letter from the Internal Revenue Service (the "Service") that the
                                                             -------
Plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code and the Company knows of no event that would have a material adverse effect on such qualification; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred;
(iv) no material disputes are pending, or, to the knowledge of the Company, threatened; (v) no prohibited transaction (within the meaning of section 406 of ERISA) has occurred; (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full; (vii) no such plan has incurred or will incur any "accumulated funding deficiency," as such term is defined in section 412 of the Code, whether or not waived; (viii) no plan is a "multiemployer plan," as such term is defined in section 3(37) of ERISA, or is covered by section 4063 or 4064 of ERISA; provided, however, that all of the foregoing representations shall be deemed to be true so long as the liability which could reasonably be expected to arise thereunder, without regard to this proviso (when aggregated with all such other liabilities thereunder, disregarding this proviso) could not result in liability that would have a Material Adverse Effect. Except as set forth in the Company SEC Documents (including the footnotes to any audited financial statements included therein), the aggregate accumulated benefit obligations of each Benefit Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Benefit Plan) do not exceed the fair market value of the assets of such Benefit Plan (as of such Valuation Date).

          (c) Except as disclosed on Schedule 3.8(c) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full (including sections 4063, 4064 and 4069 of ERISA) that would have a Material Adverse Effect and, to the knowledge of the Company, no reasonable basis for any such liability exists.

          (d) Except as set forth in Section 3.8(d) of the Disclosure Schedule or to the extent disclosed in the Company SEC Documents, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Benefit Plan in an amount which would have a Material Adverse Effect. As a result of the transactions described herein, either alone or together with another event such as termination of employment, except as set forth in Section 3.8(d) of the Disclosure Schedule, no party will be required to make an "excess parachute payment" to a "disqualified individual" within the meaning of section 280G of the Code in an amount which would have a Material Adverse Effect.

          (e) Other than documents related to plans maintained under the laws of countries outside the United States and which are required to be maintained under such foreign laws, the Company has delivered or made available to Parent accurate and complete copies of all plan texts, summary plan descriptions, trust agreements and other related agreements including all amendments to the foregoing; the two most recent annual reports; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the Service; and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

          Section 3.9  Compliance.  Neither the Company nor any Subsidiary is in
                       ----------
default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

          Section 3.10  Absence of Litigation.  Except as disclosed in the
                        ---------------------
Company SEC Documents filed prior to the date of this Agreement, as of the date hereof, there is no claim, action, proceeding or investigation (excluding those relating to policies of insurance or reinsurance written by the Company and its Subsidiaries) pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

          Section 3.11  Taxes.  The Company and each of its Subsidiaries, and
                        -----
any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns, except where the failure to make such filings, pay such taxes or provide for such reserves would not have a Material Adverse Effect. Except as disclosed on
Schedule 3.9, none of the Company or the Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax return, which period (after giving effect to such extension or waiver) has not expired. Except as disclosed on Schedule 3.9, the Company and the Subsidiaries have not received any notice of deficiency or assessment from any taxing authority with respect to liabilities for income and other material Taxes which have not been fully paid or finally settled. There are no liens with respect to Taxes upon any of the properties or assets of the Company or the Subsidiaries other than liens for Taxes not yet due and payable. As used herein, "Taxes" shall mean any taxes of any kind,
                               -----
including but not limited to those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall
                                                               ----------
mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          Section 3.12  Opinion of Financial Advisors.  The Company has received
                        -----------------------------
opinions from Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders.

          Section 3.13  Aetna Adverse Loss Agreement.  The Aggregate Excess of
                        ----------------------------
Loss Agreement dated September 30, 1992, between the Company and The Aetna Casualty and Surety Company, a true and complete copy of which has been delivered to Parent, as of the date hereof is in full force and effect and the Company has received no notice that it is in default or violation of such agreement.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub represent and warrant to the Company as follows:

          Section 4.1  Organization.  Each of Parent and its Subsidiaries is a
                       ------------
corporation or other business organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not materially impair the ability of Parent and Sub to consummate the Merger or the other transactions contemplated hereby. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. Sub has not heretofore conducted any business other than in connection with this Agreement and the transactions contemplated hereby.

          Section 4.2  Corporate Authorization; Validity of Agreement; Necessary
                       ---------------------------------------------------------
Action.  Each of Parent and Sub has full corporate power and authority to
- ------
execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by its Management Board and its Supervisory Board and the execution, delivery and performance by Sub of this Agreement and the consummation by Sub of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors, and no other corporate action or proceedings on the part of Parent and Sub are necessary to authorize the execution and delivery by Parent and Sub of this Agreement, and the consummation by Parent and Sub of the transactions contemplated hereby.
This Agreement has been duly executed and delivered by Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          Section 4.3  Consents and Approvals; No Violations.  Except for
                       -------------------------------------
filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the DGCL, the HSR Act, all necessary approvals of the German Cartel Office, state securities or "blue sky" laws, state takeover laws and state and foreign insurance regulatory laws and commissions, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Parent or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of Parent and Sub to consummate the Merger or the other transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would not materially impair the ability of Parent or Sub to consummate the Merger or the other transactions contemplated hereby.

          Section 4.4  Information in Proxy Statement.  None of the information
                       ------------------------------
supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 4.5  Financing.  Either Parent or Sub has, or will have prior
                       ---------
to the consummation of the Merger, sufficient funds available to purchase the Shares which will be converted into the right to receive the Merger Consideration in the Merger.

                                    ARTICLE V

                                    COVENANTS

          Section 5.1  Interim Operations of the Company.  The Company covenants
                       ---------------------------------
and agrees that, except (i) as expressly provided in this Agreement, (ii) with the prior written consent of Parent or (iii) as set forth on Section 5.1 of the Disclosure Schedule, after the date hereof and prior to the Effective Time:

          (a) the business of the Company and its Subsidiaries, including, without limitation, investment practices and policies, shall be conducted in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, retrocessionaires, employees, creditors and business partners;

          (b) the Company shall not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

          (c) neither the Company nor any of its Subsidiaries shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company's wholly owned Subsidiaries to the Company or its wholly owned Subsidiaries and other than ordinary quarterly cash dividends by the Company not to exceed $.11 per quarter;
     (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercises of Company Stock Options; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets that are material to the Company and its Subsidiaries, taken as a whole other than sales of investment assets in the ordinary course of business consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; provided
                                                                        --------
     that, notwithstanding anything to the contrary in the foregoing, to the extent the Effective Time occurs after December 31, 1996, the Company shall be permitted to declare and pay immediately prior to the Effective Time a quarterly dividend (not to exceed $.11 per share pro rated for the period from January 1, 1997 to the Effective Time, inclusive);

          (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any executive officer other than scheduled annual increases in the ordinary course of business consistent with past practice in an amount not to exceed 10% for any individual; (ii) except to the extent currently required under applicable law or the terms of the applicable agreement or arrangement, adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (iii) except in accordance with past practice and in an aggregate amount not to exceed $5 million, and other than by reason of the transactions contemplated hereby, enter into any, or amend any existing, employment, consulting or severance agreement with, or grant any severance or termination pay to, any officer, director or employee of the Company or any of its Subsidiaries; (iv) except with respect to the Company's foreign operations, as required by law or existing arrangements, make any additional contributions to any grantor trust created by the Company to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any severance program to any Subsidiary which does not have a severance program as of the date of this Agreement; provided that notwithstanding anything to the contrary in the
                --------
     foregoing, bonuses accrued in 1996, but which would in the ordinary course be payable in 1997, may be paid in 1996;

          (e) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except in the ordinary course of business;

          (f) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any debt except for borrowings under existing credit facilities in an amount not to exceed $150 million; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice and other than as to such matters related to the Company's or any of its Subsidiaries' investment portfolios (including private placements) in the ordinary course of business consistent with past practice); or (iv) make any material capital expenditure other than in the ordinary course of business consistent with past practice;

          (g) neither the Company nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by Statutory Accounting Principles or GAAP;

          (h) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries or any agreement relating to an Acquisition Proposal (as defined in Section 5.5) other than the Merger and other than as permitted by Section 5.6;

          (i) neither the Company nor any of its Subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

          (j) except upon the prior written consent of Parent, the Company shall not make any Tax election that would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

          (k) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claim, liability or obligation (including contingent claims, liabilities and obligations), other than in the ordinary course of business consistent with past practice; and

          (l) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

          Section 5.2  Access to Information.  The Company shall (and shall
                       ---------------------
cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries) and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or any insurance regulatory laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries). Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated July 23, 1996, as amended (the "Confidentiality
                                                          ---------------
Agreement").
- ---------

          Section 5.3  Consents and Approvals.  (a)  Each of the Company, Parent
                       ----------------------
and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity, including, without limitation, any schedule, or reports required to be filed with the SEC, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

          (b) In furtherance and not in limitation of Section 5.3(a), (i) as soon as practicable following the date of this Agreement, Parent and Sub shall use their reasonable best efforts to prepare and file with relevant insurance regulators requests for approval of the transactions contemplated by this Agreement and shall use all reasonable efforts to have such insurance regulators approve the transactions contemplated by this Agreement, (ii) each of Parent and Sub shall give to the Company prompt written notice if it receives any notice or other communication from any insurance regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice or communication, shall promptly furnish the Company with a copy thereof; (iii) each of Parent and Sub shall give to the Company reasonable prior written notice of the time and place when any meetings may be held by it with insurance regulators in connection with the transactions contemplated by this Agreement, and the Company shall have the right to have a representative or representatives present at any such meeting; and (iv) a reasonable time prior to furnishing any written materials or presentations to any insurance regulator in connection with the transactions contemplated by this Agreement, Parent and Sub shall furnish the Company with a copy thereof, and the Company shall have a reasonable opportunity to provide comments thereon.

          Section 5.4  Employee Matters.  (a)  For a period of two years
                       ----------------
following the Effective Time, Parent shall either continue the existing Benefit Plans of the Company or shall provide, or cause the Surviving Corporation to provide, benefits to employees of the Company and its Subsidiaries under substitute plans or arrangements ("Parent Benefit Plans") that are no less
                                   --------------------
favorable in the aggregate to such employees than those provided under such existing Benefit Plans.

          (b) With respect to any Parent Benefit Plan which is an "employee benefit plan" as defined in section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting and entitlement to benefits, including for severance benefits, vacation entitlement, service awards or any service-related benefits, and accrual of pension benefits, service with the Company or any Subsidiary shall be treated as service with Parent or its Subsidiaries; provided, however, that such service shall not be recognized to the extent that
- --------  -------
such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations. Employees of the Company or any Subsidiary shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Benefit Plan.

          Section 5.5  No Solicitation.  The Company shall not, nor shall it
                       ---------------
permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person or entity, to seek to do any of the foregoing or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or is likely to lead to, any Acquisition Proposal. From and after the date hereof, the Company, its Subsidiaries and all officers, directors, employees of, and all investment bankers, attorneys and other advisors and representatives of, the Company and its Subsidiaries shall cease doing any of the foregoing; provided, however, that, notwithstanding the provisions of the
               --------  -------
first sentence of this Section 5.5, the Company, any of its Subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries may, (i) following receipt of a request for information made within 30 days of the date hereof (A) which was not solicited, initiated or encouraged by the Company, any of its Subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries after the date of this Agreement and (B) which the Company in good faith believes could lead to an Acquisition Proposal, furnish information, in the case of any person who has executed a confidentiality agreement with the Company prior to the date hereof, pursuant to such confidentiality agreement or, in the case of any other person, pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement, and (ii) following receipt of an Acquisition Proposal by the Company with respect to which the Board of Directors of the Company determines in good faith that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal, participate in discussions or negotiations regarding, or furnish information with respect to, or take other actions to facilitate, such Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, from and after the date hereof, the Company shall promptly and within not more than 12 hours advise Parent orally and in writing of the receipt by it (or any of the other entities or person referred to above) of any Acquisition Proposal, or any inquiry which is likely to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any
                                              --------------------
proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any significant portion of the assets of the Company and its Subsidiaries, other than the transactions contemplated hereby.

          Section 5.6  Fiduciary Duties.  (a) The Board of Directors of the
                       ----------------
Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal which was not solicited after the date hereof or (iii) enter into any agreement with respect to any Acquisition Proposal which was not solicited after the date hereof, unless the
                                                                    ------
Company receives an Acquisition Proposal which was not solicited after the date hereof and the Company's Board of Directors determines in good faith that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal.

          (b) The Company's Board of Directors may take, and disclose to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company.

          (c) Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 5.6 shall not constitute a breach of this Agreement by the Company.

          Section 5.7  Additional Agreements.  Subject to the terms and
                       ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

          Section 5.8  Publicity.  So long as this Agreement is in effect,
                       ---------
neither the Company nor Parent nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by law or by obligations pursuant to any listing agreement with a national securities exchange, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued.

          Section 5.9  Notification of Certain Matters.  The Company shall give
                       -------------------------------
prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company or Parent and Sub, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice
                              --------  -------
pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 5.10  Directors' and Officers' Insurance and Indemnification.
                        ------------------------------------------------------
Parent agrees that at all times after the Effective Time, it shall indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company's Subsidiaries or person entitled to indemnification (individually an "Indemnified Party" and
                                                     -----------------
collectively the "Indemnified Parties"), to the same extent and in the same
                  -------------------
manner as is now provided in the respective charters or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in
           ---------------------
whole or in part out of, any matter existing or occurring at or prior to the Effective Time. The Indemnified Parties shall be entitled to advancement of expenses provided such Indemnified Party provides Parent with an undertaking to reimburse Parent in a form comparable to the undertaking provided for by the DGCL. Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after consummation of the Merger the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof; provided that Parent may
                                                     --------
substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies and with carriers comparable to the Company's existing carriers in terms of creditworthiness, with respect to matters existing or occurring at or prior to the Effective Time. Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion") of any claim or the commencement of any
                             ---------
action against him or her in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation ("Indemnitors") hereunder, such
                                           -----------
Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, provided, however, that if Parent withholds such
                           --------  -------
consent, then Parent shall provide the Indemnified Party reasonable assurances that it shall honor the indemnification provisions of this Section 5.10. The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

          Section 5.11  Proxy Statement.  As soon as practicable following the
                        ---------------
date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent shall cooperate with the Company in the preparation of the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company will provide to Parent promptly copies of all correspondence between it or any of its representatives and the SEC. Parent shall furnish all information concerning it required to be included in the Proxy Statement, and as promptly as practicable, the Proxy Statement will be mailed to the stockholders of the Company. No amendment or supplement to the Proxy Statement will be made without the approval of Parent, which approval will not be unreasonably withheld or delayed. The Company will advise Parent promptly after it receives notice thereof, of the time when any supplement or amendment to the Proxy Statement has been filed, or the issuance of any stop order, or of any request by the SEC or the New York Stock Exchange for amendment of the Proxy Statement.

          Section 5.12  Certain Fees.  The Company shall pay promptly to or on
                        ------------
behalf of Parent $32.5 million, payable in cash, if all of the following shall have occurred:

          (a) a bona fide Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company at any time after the date of this Agreement;

          (b) the Board of Directors of the Company, in accordance with Section 5.6, withdraws or modifies its approval or recommendation of this Agreement or the Merger, approves or recommends such Acquisition Proposal or enters into an agreement with respect to such Acquisition Proposal; and

          (c) this Agreement is terminated in accordance with Section 7.1(c)(ii), 7.1(c)(iii), 7.1(d)(ii) or 7.1(d)(iii).

                                   ARTICLE VI

                                   CONDITIONS

          Section 6.1  Conditions to the Obligations of Each Party.  The
                       -------------------------------------------
obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

          (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL;

          (b) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger;

          (c) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated;

          (d) any necessary approval of the German Cartel Office shall have been obtained; and

          (e) all actions by or in respect of any filing or any governmental body, agency, official, or authority required to permit the consummation of the Merger (including insurance regulatory approvals from the Delaware Insurance Department and from the New York Department of Insurance and all other material insurance regulatory approvals) shall have been obtained and such approval shall be in full force and effect.

          Section 6.2  Conditions to the Obligations of Parent and Sub.  The
                       -----------------------------------------------
obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

          (a) the representations and warranties of the Company shall have been true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and war-ranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), would not have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and

          (b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Effective Time.

          Section 6.3  Conditions to the Obligations of the Company.  The
                       --------------------------------------------
obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

          (a) the representations and warranties of Parent and Sub shall be true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and war-ranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), would not, individually or in the aggregate, materially impair the ability of Parent and Sub to consummate the Merger and the other transactions contemplated hereby; and

          (b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Effective Time.

                                   ARTICLE VII

                                   TERMINATION

          Section 7.1  Termination.  Anything herein or elsewhere to the
                       -----------
contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a)  by the mutual written consent of Parent and the Company;

          (b)  by either of the Company or Parent:

               (i) if the Merger shall not have occurred on or prior to February 28, 1997; provided, however, that the right to terminate this
                             --------  -------
          Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

              (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

          (c)  by the Company:

               (i) if Parent or Sub (x) breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or (y) breaches its representations and warranties, in each case such that the conditions set forth in Section 6.1 or
          Section 6.3 would not be satisfied;

              (ii) if the Board of Directors of the Company shall have exercised its rights set forth in Section 5.6(a) hereof; or

             (iii) if the stockholders of the Company do not approve the Merger at the Stockholders Meeting; or

          (d)  by Parent:

               (i) if the Company (x) breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or (y) breaches its representations and warranties, in each case such that the conditions set forth in Section 6.1 or
          Section 6.2 would not be satisfied;

              (ii) if the Board of Directors of the Company shall have exercised its rights set forth in Section 5.6(a) hereof; or

             (iii) if the stockholders of the Company do not approve the Merger at the Stockholders Meeting.

          Section 7.2  Effect of Termination.  In the event of the termination
                       ---------------------
of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company except (a) for fraud or for willful breach of this Agreement and
(b) as set forth in Sections 5.12 and 8.2 hereof and in the last sentence of
Section 5.2.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1  Costs and Expenses.  Except for expenses incurred in
                       ------------------
connection with printing the Proxy Statement, as well as the filing fees relating thereto, which costs shall be shared equally by Parent and the Company, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

          Section 8.2  Financial Advisory Fees.  (a)  Except for Morgan Stanley
                       -----------------------
& Co. Incorporated, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

          (b) Except for Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees and expenses will be paid by the Company at or prior to the Effective Time and in accordance with the Company's agreements with such firms, the terms of which have been previously disclosed to Parent by the Company, and except for the payments to third parties for services rendered to the Company disclosed in Section 8.2(b) of the Disclosure Schedule, there are no investment bankers, brokers, finders or other intermediaries which have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

          Section 8.3  Amendment and Modification.  Subject to applicable law,
                       --------------------------
this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein; provided,
                                                                  --------
however, that after the approval of this Agreement by
- -------
the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's stockholders in the Merger.

          Section 8.4  Nonsurvival of Representations and Warranties.  None of
                       ---------------------------------------------
the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

          Section 8.5  Notices.  All notices and other communications hereunder
                       -------
shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to:

                         Munich Reinsurance Company
                         Koniginstrasse 107
                         D-80791 Munich
                         Germany
                         Attention:  Dr. Heiner Hasford
                         Telephone No.:  011-49-89-3891-3542
                         Telecopy No.:  011-49-89-3891-9030

                         with a copy to:

                         Shearman & Sterling
                         199 Bishopsgate
                         London EC2M 3TY
                         England
                         Attention:  W. Jeffrey Lawrence
                         Telephone No.:  011-44-171-920-9080
                         Telecopy No.:  011-44-171-920-9020

                    (b)  if to the Company, to:

                         American Re Corporation
                         555 College Road East
                         Princeton, New Jersey  08543
                         Attention:  General Counsel
                         Telephone No.:  (609) 243-4200
                         Telecopy No.:  (609) 243-4992

                         with a copy to:

                         Simpson Thacher & Bartlett
                         425 Lexington Avenue
                         New York, New York 10017-3954
                         Attention:  Gary I. Horowitz, Esq.
                         Telephone No.:  (212) 455-2000
                         Telecopy No.:  (212) 455-2502

          Section 8.6  Interpretation.  When a reference is made in this
                       --------------
Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 13, 1996. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

          Section 8.7  Counterparts.  This Agreement may be executed in two or
                       ------------
more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 8.8  Entire Agreement; No Third Party Beneficiaries.  This
                       ----------------------------------------------
Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.10 with respect to the obligations of Parent thereunder, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.9  Severability.  If any term or other provision of this
                       ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

          Section 8.10  Specific Performance.  The parties hereto agree that
                        --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.










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

          Section 8.11  Governing Law.  This Agreement shall be governed and
                        -------------
construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

          Section 8.12  Assignment.  Neither this Agreement nor any of the
                        ----------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided,
                                                                       --------
however, that no such assignment shall relieve Parent from any of its
- -------
obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 8.13  Consent to Jurisdiction; Waiver of Jury Trial.  (a)
                        ---------------------------------------------
Each of the parties hereto:

          (i) consents to submit itself to the personal jurisdiction of (A) the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (B) the Chancery or other Courts of the State of Delaware otherwise;

         (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

        (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts; and

         (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in subsection 8.5 or at such other address of which a party shall have been notified pursuant thereto;

          (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

         (vi)  agrees to appoint an agent for service of process in Delaware.










                                                   -32-

          (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        MUNCHENER RUCKVERSICHERUNGS-
                                          GESELLSCHAFT AKTIENGESELLSCHAFT
                                          IN MUNCHEN


                                        By: /s/ Hans Rathnow
                                           -----------------------------
                                           Name: Hans Rathnow
                                           Title: Member of the Board of
                                                  Management

                                        By: /s/ Dr. jur. Heiner Hasford
                                           ----------------------------
                                           Name:  Dr. jur. Heiner Hasford
                                           Title: Member of the Board of
                                                  Management


                                        PUMA ACQUISITION CORP.


                                        By: /s/ Hans Rathnow
                                           -----------------------------
                                           Name: Hans Rathnow
                                           Title: Chairman of the Board,
                                                  President and Chief
                                                  Executive Officer

                                        By: /s/ Dr. jur. Heiner Hasford
                                           -----------------------------
                                           Name: Dr. jur. Heiner Hasford
                                           Title: Vice President and
                                                  Assistant Secretary

                                        AMERICAN RE CORPORATION


                                        By: /s/ Paul H. Inderbitzin
                                           -----------------------------
                                           Name: Paul H. Inderbitzin
                                           Title: Chairman of the Board,
                                                  President and Chief
                                                  Executive Officer











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